For Immediate Release

Asure Software Announces Results of 2009 Annual Meeting, Sets Effective Date for 1-For-10 Reverse Stock Split

Austin, Texas, December 24, 2009.  Asure Software (NASDAQ: ASUR), a leading provider of workforce management software, announced that on December 17, 2009, shareholders ratified all of the proposals up for shareholder vote at the Company’s 2009 Annual Meeting.  The Company achieved quorum for each proposal and greater than 95% of votes cast were in support of each of the first five proposals, with approximately 85% of votes cast supporting the 2009 equity plan.  Additionally, pursuant to stockholder approval the Company has announced that a 1-for-10 reverse stock split will be effected beginning Tuesday, December 29, 2009.  During a limited time beginning on December 29th, the Company’s ticker symbol will trade on a post-split basis as “ASURD”.

As a reminder, the Company has an active repurchase plan in place and has been and plans to continue to be active with it at or near current price levels.

For further information contact:

Lisa Flynn, Asure Software: (512) 437-2678

About Asure Software

Headquartered in Austin, Texas, Asure Software, (d/b/a of Forgent Networks, Inc.), empowers small to mid-size organizations and divisions of large enterprises to operate more efficiently, increase worker productivity and reduce costs through a comprehensive suite of on-demand workforce management software and services. Asure’s market-leading suite includes products that optimize workforce time and attendance tracking, benefits enrollment and tracking, pay stubs and W2 documentation, expense management, and meeting and event management. With additional offices in Warwick, Rhode Island, Vancouver, British Columbia, and Mumbai, India, Asure serves 3,500 customers around the world. For more information, please visit www.asuresoftware.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995:

Statements in this press release regarding Asure's business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. Such risks and uncertainties, which include those associated with continued listing of the Company's securities on the NASDAQ Capital Market, could cause actual results to differ from those contained in the forward-looking statements.